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                                    EXHIBIT 5












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                                                                  (202) 274-2000

December __, 1997

The Board of Directors
Pocahontas Bancorp, Inc.
203 West Broadway
Pocahontas, Arkansas, 72455

            Re:  Pocahontas Bancorp, Inc.
                 Common Stock, Par Value $.01 Per Share

Gentlemen:

      You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Pocahontas Bancorp, Inc. (the "Company") Common Stock, par value $.01 per share ("Common Stock"). We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form S-1 ("Form S-1"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

      We are of the opinion that upon the declaration of effectiveness of the Form S-1 and the incorporation of Pocahontas Bancorp, Inc. as a Delaware corporation, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

      This Opinion has been prepared solely for the use of the Company in connection with the Form S-1. We hereby consent to our firm being referenced under the caption "Legal Opinions."

                             Very truly yours,

                             LUSE LEHMAN GORMAN POMERENK & SCHICK
                             A PROFESSIONAL CORPORATION


                             By:
                                ---------------------------------------
                                Robert B. Pomerenk, Esq.